Exhibit 5.1

Blake, Cassels & Graydon LLP

Barristers & Solicitors

Patent & Trade-mark Agents

595 Burrard Street, P.O. Box 49314
Suite 2600, Three Bentall Centre

Vancouver BC  V7X 1L3 Canada

Tel: 604-631-3300     Fax: 604-631-3309

September 13, 2019

Reference:191296/1

Xenon Pharmaceuticals Inc.

200 – 3650 Gilmore Way

Burnaby, BC  V5G 4W8

Canada

RE:Registration Statement on Form S-8 of Xenon Pharmaceuticals Inc. (the “Company”)

We have acted as Canadian counsel to the Company, a corporation continued under the federal laws of Canada, in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) relating to the registration under the Securities Act of 1933, as amended, of an aggregate of 400,000 common shares in the capital of the Company (the “Shares”) to be issued under the Company’s 2019 Inducement Equity Incentive Plan (the “Plan”).

In connection with giving this opinion, we have examined the Registration Statement (including exhibits thereto) and the Plan.  We have also examined originals, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents as we have considered necessary in order to express the opinion set out below.  With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of the Company.

In giving this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, certified or otherwise identified to our satisfaction.  We have also considered such questions of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.

The opinion expressed herein is limited to matters governed by the laws of the Province of British Columbia and the laws of Canada applicable therein.

Based and relying upon and subject to the foregoing, we are of the opinion that the Shares, when issued and sold by the Company in accordance with the terms of the Plan and the agreements contemplated by the Plan and upon full payment therefor, will be validly issued, fully paid and non-assessable shares in the capital of the Company.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement.

This opinion is effective as at the date hereof and is based upon laws in effect and facts in existence as at the date hereof.  We express no opinion as to the effect of future laws or judicial decisions on the subject matter hereof, nor do we undertake any duty to modify this opinion to reflect subsequent facts or developments concerning the Company or developments in the law occurring after the date hereof.

Yours truly,

/s/ Blake, Cassels & Graydon LLP